Exhibit 99.1

                     Possis Medical, Inc. Reports
                        First-Quarter Results

   Sales Rise 21 Percent Over Prior Year with Continuing AngioJet(R)
                        Ultra System Placements


    MINNEAPOLIS--(BUSINESS WIRE)--Nov. 21, 2007--Possis Medical, Inc. (NASDAQ:POSS), a developer, manufacturer and marketer of pioneering medical devices used in endovascular procedures, today reported results for its fiscal 2008 first quarter.

    For the first quarter ended Oct. 31, 2007, Possis' net sales increased 21 percent to $18.9 million from fiscal 2007 first-quarter sales of $15.6 million. The Company reported net earnings of $104,000, or $0.01 per diluted share, versus a net loss of $234,000, or $0.01 per diluted share, for the prior-year period. This includes stock-based compensation expense of $443,000, net of tax, or $0.03 per diluted share, and $666,000, net of tax, or $0.04 per diluted share, for the fiscal 2008 and 2007 first quarters, respectively.

    "Ongoing strong physician acceptance of our AngioJet(R) Ultra System continues to generate momentum in the marketplace, driving double-digit sales growth, and helping us surpass our top-line expectations," said Robert G. Dutcher, CEO of Possis Medical. "Although we exceeded our bottom-line expectations for the quarter, similar double-digit gains in earnings are being constrained by the costs of launching and placing Ultra Consoles combined with further expansion of our sales force. We expect these trends will moderate in the coming quarters. Our number one goal is to establish a sustainable infrastructure for growth--and with continuing success placing Ultra Consoles, we are achieving that goal."

    As previously disclosed, Possis has increased its allowance for sales returns due to the AngioJet Ultra Thrombectomy System launch. The Company's fiscal first-quarter allowance for sales returns was 2.6 percent of gross revenue. This is up from approximately 1 percent for the year-ago quarter, but down from 3.6 percent of gross revenue in the sequential fiscal 2007 fourth quarter. The year-over-year increase is due to the expected rise in returns of disposable product inventory usable only with the previous-generation AngioJet System, as a result of customer conversion to the new Ultra System.

    AngioJet Ultra Console placements increased to 145 units in the fiscal 2008 first quarter from 135 units sequentially in the fiscal 2007 fourth quarter. To date, 389 Ultra Consoles have been placed throughout the United States. Sales of Ultra Thrombectomy Sets represented roughly 34 percent of total disposable revenue in the fiscal 2008 first quarter. Gross revenue in the first quarter increased 23 percent versus the same period one year ago; gross revenue was down 2 percent sequentially from the fiscal 2007 fourth quarter. Please refer to the table on page 6 for additional details on revenue and sales returns.

    According to Dutcher, "In the first quarter, our coronary, peripheral and AV access AngioJet catheter lines all delivered year-over-year growth--a testament to the Ultra System's ease-of-use and effectiveness. Sequentially, both the peripheral and AV access catheter lines increased. As we anticipated, the coronary catheter line was down slightly from the fiscal 2007 fourth quarter due to typical first-quarter seasonality."

    Dutcher said that sales of non-AngioJet products, including the SafeSeal(TM) Hemostasis Patch and the Fetch(R) Aspiration Catheter, rose from the prior-year first quarter.

    Possis sold 61 new AngioJet Ultra Consoles and 16 prior-generation drive units worldwide in the fiscal 2008 first quarter. Total worldwide drive units and consoles in the field, which contributes to catheter usage and sales, increased sequentially to 2,242 at the end of the first quarter from 2,144 units at the end of the fiscal 2007 fourth quarter, and up from 1,871 units at the end of the year-earlier first quarter. Of total drive units in the field, 389 are the new AngioJet Ultra Consoles.

    Possis said that it has expanded its sales force to 87 members, up from 80 at the end of July. Noted Dutcher, "Our sales force investments have resulted in a stable, effective team, and we believe our retention levels are now above the industry norm."

    For the first quarter, Possis' gross profit margin was 69.4 percent, up sequentially from 68.4 percent in the fiscal 2007 fourth quarter, and versus 71.7 percent in the year-ago first quarter. The year-over-year decrease was primarily due to a shift in overall sales mix to lower-margin Ultra System Consoles from disposables. As more Ultra Consoles are placed, Ultra Thrombectomy Set usage is expected to build, leading to a higher-margin product mix and lower manufacturing costs. The sequential improvement in the fiscal 2008 first quarter gross profit margin is evidence of this trend. Sequentially and year-over-year, average selling prices remained firm across the Company's product lines.

    Selling, general and administrative expenses (SG&A) increased by $1.3 million from the year-earlier first quarter, to $11.2 million. Sales force additions and commissions on higher sales levels, combined with additional marketing expenses to support new product launches, contributed to the rise.

    Fiscal 2008 first-quarter research and development (R&D) spending decreased slightly to $2.3 million. R&D spending represented 12.3 percent of first-quarter revenue. Possis will continue to aggressively develop new AngioJet and non-AngioJet products and clinical applications.

    On Oct. 31, 2007, cash, cash equivalents and marketable securities totaled $40.4 million, down from $42.9 million on July 31, 2007. This decrease is primarily due to deposits required to secure future Ultra System Console purchase commitments. On December 19, 2006, Possis' board of directors authorized the Company to repurchase up to $15 million of its common stock over the two years ending December 31, 2008. While Possis did not repurchase any common stock during the first quarter, the Company remains committed to buying back additional shares going forward to offset dilution from stock-based compensation programs.

    Said Dutcher, "We're encouraged by our solid start to fiscal 2008. With sales up 21 percent year over year, it's clear that our Ultra System is gaining traction. Our goal for the remainder of fiscal 2008 is to continue to drive top-line growth and improve bottom-line performance by placing additional Ultra Systems, achieving new catheter set and endovascular product approvals, and strengthening our portfolio of supporting clinical science."

    Product Update

    AngioJet Ultra System

    Possis continued successful full-market release of its AngioJet Ultra System during the first quarter. With nearly 400 units placed and now operational, the Company is seeing a corresponding sequential and year-over-year rise in overall catheter sales.

    Said Dutcher, "The Ultra System features much faster and more reliable set-up than the previous generation AngioJet System--while retaining the same proven therapeutic effectiveness. We believe that our increase in catheter sales is directly related to the Ultra System's ease-of-use benefits, and we expect catheter sales to continue to rise as we convert more customers to the Ultra System."

    Securing complete market access for new and improved Ultra Thrombectomy Set designs which capitalize on the increased capabilities of the Ultra Console remains a focus for Possis. The Spiroflex(R) VG catheter, the last of the current AngioJet Catheter models to be released in an Ultra-compatible version, is expected to be launched by the end of the current fiscal quarter.

    Non-AngioJet Products

    As noted, sales of Possis' non-AngioJet products, which include the SafeSeal Hemostasis Patch and the Fetch Aspiration Catheter, rose from the fiscal 2007 first quarter. Marketplace acceptance and a fully staffed Possis sales team helped contribute to the increase.

    According to Dutcher, "We will continue to explore new non-AngioJet markets and products to broaden our endovascular portfolio. In addition to providing a complete thrombus management solution, it's important that we offer products that complement and enhance the effectiveness of our core technology. The GuardDOG(R) Occlusion Guidewire System is one example of this strategy."

    The GuardDOG System is used to temporarily occlude blood flow during vascular interventions, offering physicians greater control when employing endovascular catheter treatments such as AngioJet thrombectomy. Possis is continuing its limited market evaluation of the 0.035" GuardDOG Occlusion Guidewire System, which began in July. A full U.S. market release is expected later this fiscal year, with a second GuardDOG model, featuring a thinner 0.014" guidewire, slated for introduction one or two quarters later.

    Clinical Science Update

    Coronary Thrombectomy

    In August 2007, the Journal of the American College of Cardiology formally published a clinical study showing dramatically favorable results for AngioJet treatment of heart attack patients with large thrombus, including a 9-fold decrease in the occurrence of stent thrombosis after drug-eluting stent placement in heart attack patients with large thrombus. The study was conducted by Dr. George Sianos and colleagues at the ThoraxCenter in Rotterdam, the Netherlands.

    At the annual Transcatheter Cardiovascular Therapeutics (TCT) meeting in October, Possis sponsored a breakfast seminar at which Dr. Sianos discussed his findings. Also at that seminar, Dr. Cindy Grines of William Beaumont Hospital in Royal Oak, Michigan, presented results of a meta-analysis of published outcomes in heart attack patients treated with the AngioJet System, showing that AngioJet thrombectomy in higher-risk thrombosed lesions yields similar clinical safety to that of conventional treatments in lower-risk, non-thrombosed lesions. Finally, Dr. Fadi Matar of Tampa General Hospital in Florida presented the most recent findings from the multicenter Cardioquest interventional cardiology database, highlighting the value of AngioJet thrombectomy in treating saphenous vein graft disease.

    Possis' JETSTENT clinical trial of AngioJet thrombectomy in heart attack patients with large thrombus has enrolled more than 230 patients to date at nine active sites, mostly in Europe. The next planned interim analysis will be conducted over the next several months.

    Peripheral Arterial Thrombus and Venous Thromboembolic (VTE)
Disease

    Possis continues to develop several significant new clinical science initiatives to support its peripheral vascular product offerings. The Company's prospective, Web-based PEARL registry (PEripheral use of AngioJet Rheolytic Thrombectomy with Mid-Length Catheters) continues active patient enrollment, now with more than 130 patients enrolled to date, treated with either the AngioJet DVX(R) or Xpeedior(R) catheter. Eventually, the PEARL registry will involve 20 or more high-volume peripheral AngioJet thrombectomy centers to be an ongoing source of case studies, scientific presentations, and publications on the uses and clinical value of AngioJet thrombectomy in a variety of peripheral vascular disease challenges. The Company plans to include clinical experience with the GuardDOG device in the PEARL registry as well. In addition, Possis expects the initial clinical experiences with the GuardDOG device to be the subject of scientific presentations and publications.

    Business Outlook

    Looking ahead, Possis Medical increased its full-year revenue guidance to $77 million or higher, with a gross margin of approximately 70 percent. Net income is expected to be in the range of $0.18 to $0.23 per diluted share. Prior fiscal 2008 guidance projected revenue of $75 million or higher.

    The Company anticipates fiscal 2008 second-quarter net sales of $18.7 million to $19.2 million. This is up from year-earlier sales of $15.8 million. Net income is expected to range between $0.03 to $0.05 per diluted share, versus a loss of $0.01 per diluted share in the second quarter of fiscal 2007.

    The Company will host a conference call today, Wednesday, Nov. 21, 2007, at 9:30 a.m. (CT). Bob Dutcher, Chairman & CEO, and Jules
Fisher, CFO, will discuss fiscal 2008 first-quarter operating results.

    To join the conference call, dial 1-800-762-9058 (international 1-480-629-9031). A replay of the conference call will be available one hour after the call ends through 11:59 p.m. (CT) on November 27, 2007. To access the replay, dial 1-800-406-7325 (international
1-303-590-3030) and enter the access code 3804781.

    For individual investors, a Webcast of the conference call will be available at www.possis.com under the "Investors" tab, or at www.fulldisclosure.com. Institutional investors can access the Webcast through a password-protected site at www.streetevents.com. An archived Webcast of Possis' conference call will be available for 30 days.

    About Possis Medical, Inc.

    Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The Company's AngioJet System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and veins, A-V grafts and native fistulas.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. Some of these statements relate to estimated future revenue, gross margins, expenses and earnings per share, regulatory approvals, new product introductions, product development, and clinical initiatives. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements, such as, the effectiveness of our sales and marketing efforts, our ability to effectively manage new product development timelines, and our ability to generate suitable clinical data to support growing use of the AngioJet System. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the Company's Form 10-K for the year ended July 31, 2007, filed with the Securities and Exchange Commission.



                         POSSIS MEDICAL, INC.
  CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME
                                (LOSS)
           FOR THE THREE MONTHS ENDED OCTOBER 2007 AND 2006
                             (UNAUDITED)

                                                 2007         2006
                                             ------------ ------------
Product sales............................... $18,869,371  $15,603,881

Cost of sales and other expenses:
   Cost of medical products.................   5,766,956    4,408,194
   Selling, general and administrative......  11,163,997    9,816,040
   Research and development.................   2,322,211    2,414,679
                                             ------------ ------------
       Cost of sales and other expenses.....  19,253,164   16,638,913
                                             ------------ ------------

Operating loss..............................    (383,793)  (1,035,032)
    Interest income.........................     503,383      539,492
    Gain on sale of securities..............      70,675       18,891
                                             ------------ ------------

Income (loss) before income taxes...........     190,265     (476,649)
Provision (benefit) for income taxes........      86,050     (243,000)
                                             ------------ ------------

Net income (loss)...........................     104,215     (233,649)

Other comprehensive income (loss), net of
 tax:
Unrealized gain on securities...............      63,000      193,000
                                             ------------ ------------
Comprehensive income (loss)................. $   167,215  $   (40,649)
                                             ============ ============

Weighted average number of common shares
 outstanding:
    Basic...................................  16,934,129   17,149,993
    Diluted.................................  17,625,328   17,149,993

Net income (loss) per common share:
    Basic................................... $      0.01  $     (0.01)
                                             ============ ============
    Diluted................................. $      0.01  $     (0.01)
                                             ============ ============


    See notes to consolidated financial statements.



                         POSSIS MEDICAL, INC.
                     CONSOLIDATED BALANCE SHEETS
                             (UNAUDITED)

ASSETS                                October 31, 2007  July 31, 2007
                                      ---------------- ---------------

CURRENT ASSETS:
  Cash and cash equivalents.......... $     5,635,132  $    2,664,607
  Marketable securities..............      34,814,069      40,207,324
  Trade receivables (less allowance
   for doubtful accounts and returns
   of $1,128,000 and $1,131,000,
   respectively).....................       8,207,271       8,647,569
  Inventories........................      11,072,844       9,351,888
  Prepaid expenses and other assets..       3,087,085       2,955,583
  Deferred tax asset.................       2,010,000       2,010,000
                                      ---------------- ---------------
     Total current assets............      64,826,401      65,836,971

PROPERTY AND EQUIPMENT, net..........       4,734,938       4,872,574
DEFERRED TAX ASSET...................       9,793,117       9,518,000
INVESTMENT IN RAFAEL MEDICAL.........       2,612,887       2,612,887
LONG-TERM INVENTORY DEPOSIT..........       1,590,000              --
OTHER ASSET..........................       1,175,523       1,080,889
                                      ---------------- ---------------

TOTAL ASSETS......................... $    84,732,866  $   83,921,321
                                      ================ ===============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade accounts payable............. $     2,664,649  $    2,558,413
  Accrued salaries, wages, and
   commissions.......................       3,528,503       4,503,546
  Other liabilities..................       2,707,416       2,369,801
                                      ---------------- ---------------
     Total current liabilities.......       8,900,568       9,431,760

OTHER LIABILITIES....................       1,303,609       1,201,743

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
  Common stock-authorized,
   100,000,000 shares of $0.40 par
   value each; issued and
   outstanding, 16,987,283 and
   16,894,416 shares, respectively...       6,794,913       6,757,766
  Additional paid-in capital.........      78,260,057      77,538,548
  Accumulated other comprehensive
   gain (loss).......................           3,000         (60,000)
  Retained deficit...................     (10,529,281)    (10,948,496)
                                      ---------------- ---------------

     Total shareholders' equity......      74,528,689      73,287,818
                                      ---------------- ---------------

TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY.............................. $    84,732,866  $   83,921,321
                                      ================ ===============




               AngioJet System Key Business Indicators

Worldwide Market Data           Q1-07   Q2-07   Q3-07   Q4-07   Q1-08
----------------------------------------------------------------------
AngioJet Revenue - $(000)      $15,436 $15,439 $15,619 $18,154 $18,092
----------------------------------------------------------------------
AngioJet 3000 Drive Units Sold   35      19      15      13      16
----------------------------------------------------------------------
AngioJet Ultra Consoles Sold      -      10      36      67      61
----------------------------------------------------------------------
AngioJet 3000 Drive Units &
 Ultra Consoles in the Field    1,871   1,899   1,966   2,144   2,242
----------------------------------------------------------------------
AngioJet Catheters Sold        11,693  11,835  11,227  12,586  12,603
----------------------------------------------------------------------


    Below is the quarterly effect of Stock-Based Compensation Expense under SFAS 123(R) on the operations of the Company. All amounts are in thousands except for EPS diluted.



                                Q1-07   Q2-07   Q3-07   Q4-07   Q1-08
----------------------------------------------------------------------
Cost of medical products       $   94  $   93  $   89  $   75  $   68
----------------------------------------------------------------------
Selling, general and
 administrative                   584     587     613     492     419
----------------------------------------------------------------------
Research and development          174     175     174     139     130
----------------------------------------------------------------------
Income tax provision             (186)   (193)   (207)   (175)   (174)
----------------------------------------------------------------------
Net income                       (666)   (662)   (669)   (531)    443
----------------------------------------------------------------------
EPS diluted                     (0.04)  (0.04)  (0.04)  (0.03)  (0.03)
----------------------------------------------------------------------





                          --------------------------------------------
                           Q1-07    Q2-07    Q3-07    Q4-07    Q1-08
                          --------------------------------------------
Gross Product Sales       $15,784  $16,066  $16,800  $19,720  $19,379
                          --------------------------------------------
Less: Sales Returns &
 Allowances                  (180)    (260)    (560)    (715)    (510)
                          --------------------------------------------
Net Product Sales          15,604   15,806   16,240   19,005   18,869
                          --------------------------------------------



    CONTACT: Possis Medical, Inc.
             Jules L. Fisher, 763-450-8011
             Vice President, Finance and
             Chief Financial Officer
             Jules.Fisher@possis.com